CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby  consent to the  incorporation  by  reference  in this  Post-Effective
Amendment No. 42 to the registration statement on Form N-1A ("Registration Statement") of our reports dated July 25, 2005, relating to the financial statements and financial highlights which appear in the May 31, 2005 Annual Report to Shareholders of the John Hancock High Income Fund and John Hancock Strategic Income Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP


Boston, Massachusetts
September 13, 2005